Exhibit 99.1
ADM Reports Third Quarter 2024 Results

Files Restated Fiscal Year 2023 Form 10-K and Subsequent Forms 10-Q

As Expected, Restatement Had No Impact on Consolidated Financial Results for 2023 and First and Second Quarters of 2024

Company to Host Conference Call on December 3, 2024

CHICAGO, November 18, 2024—ADM (NYSE: ADM) today reported financial results for the quarter ended September 30, 2024 that are consistent with its previously announced preliminary results, and also filed its third quarter form 10-Q. The Company also filed its restated financial statements in its fiscal year 2023 Form 10-K and its forms 10-Q for the first and second quarters of 2024. The restatement did not impact the Company’s consolidated financial results for any of the periods covered by those reports, as noted below.

Third Quarter 2024 Highlights
•Net earnings of $18 million, adjusted net earnings2 of $530 million
◦See below for impact of non-cash charge against GAAP earnings for the third quarter of $461 million related to our Wilmar equity investment
•Earnings per share2 of $0.04, with adjusted earnings per share1,2 of $1.09, both down versus the prior year period
•Trailing four-quarter average return on invested capital (ROIC) of 6.6%, trailing four-quarter average adjusted return on invested capital (ROIC)1 of 8.8%

Year-to-date cash flows from operating activities were $2,468 million, with cash flows from operations before working capital1,3 of $2,341 million, as compared to cash flows from operating activities of $1,891 million and cash flows from operations before working capital1,3 of $3,804 million for the corresponding prior-year year-to-date period.

“Accuracy and transparency is important to the Company and we are pleased to have now completed the restatement and be current with our financial filing. We continue to focus on implementing enhancements to internal controls to ensure integrity and accuracy of reporting.” said Chair of the Board and CEO Juan Luciano.

“Looking ahead, while we foresee softer market conditions into next year, we are taking actions to improve performance and drive value creation. We are redoubling our focus on productivity and operational excellence, while maintaining our disciplined approach to capital allocation.”

1 Non-GAAP financial measures; see pages 7-9 and 14-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Cash from operations before working capital is cash from operating activities of $2,468 million less the changes in working capital of $127 million in YTD 2024. Cash from operations before working capital is cash from operating activities of $1,891 million excluding the changes in working capital of ($1,913) million in YTD 2023
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Third Quarter and Year-to-Date 2024 Results

3Q 2024 Results Overview
($ in millions except per share amounts)
	Earnings Before Income Taxes	EPS[1] (as reported)
GAAP	$108	$0.04
vs. 3Q 2023	(90)%	(97)%

	Total Segment Operating Profit[2]	Adjusted EPS[1,2]
NON-GAAP	$1,037	$1.09
vs 3Q 2023	(28)%	(33)%

YTD 2024 Results Review

($ in millions except per share amounts)
	Earnings Before Taxes	EPS[1] (as reported)
GAAP	$1,588	$2.48
vs. YTD 2023	(55)%	(54)%

	Total Segment Operating Profit[2]	Adjusted EPS[2]
NON-GAAP	$3,158	$3.61
vs YTD 2023	(32)%	(36)%

1 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
2 Non-GAAP financial measures; see pages 7-9 and 14-16 for explanations and reconciliations.

Summary of Third Quarter and Year-to-Date 2024

For the third quarter ended September 30, 2024, earnings before income taxes were $108 million, down (90)% versus the prior year quarter. During the third quarter of 2024, the Company recorded a non-cash impairment charge against GAAP earnings of $461 million related to its equity investment in Wilmar. Earnings per share on a GAAP basis were $0.04, and adjusted earnings per share were $1.09, both down versus the prior year quarter. Total segment operating profit was $1,037 million, down (28)% versus the prior year quarter, and excluded specified items of $504 million, or approximately $1.03 per share, related to impairments.

Earnings before income taxes were $1,588 million year-to-date in 2024, down (55)% versus the prior year period. Total segment operating profit was $3,158 million year-to-date in 2024, down (32)%. Earnings per share on a GAAP basis were $2.48 and adjusted earnings per share were $3.61, down versus the prior year.

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3Q 2024 Segment Overview

($ in millions, except where noted)	3Q 2024	3Q 2023[2]	% Change
Total Segment Operating Profit[1]	$1,037	$1,446	(28)%
Segment Operating Profit:
Ag Services & Oilseeds	480	848	(43)%
Carbohydrate Solutions	452	468	(3)%
Nutrition	105	130	(19)%

YTD 2024 Segment Overview

($ in millions, except where noted)	YTD 2024	YTD 2023[2]	% Change
Total Segment Operating Profit[1]	$3,158	$4,616	(32)%
Segment Operating Profit:
Ag Services & Oilseeds	1,803	3,113	(42)%
Carbohydrate Solutions	1,057	1,066	(1)%
Nutrition	298	437	(32)%

1 Non-GAAP financial measure; see pages 7-9 and 14-16 for explanation and reconciliation.

2 2023 Ag Services & Oilseeds, Carbohydrate Solutions, and Nutrition segment operating profits have been restated to reflect corrections with no change to total Segment Operating Profit. See Note 13, Segment Information of the Company’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

Ag Services and Oilseeds Segment Summary
AS&O segment operating profit was $480 million during the third quarter of 2024, down (43)% compared to the prior year quarter.

The Ag Services subsegment operating profit was (53)% lower versus the prior year quarter, primarily due to lower results in South America Origination, as slower farmer selling and higher logistics costs related to industry take-or-pay contracts led to lower margins. The prior year quarter also included $48M of insurance proceeds related to Hurricane Ida.

The Crushing subsegment operating profit was (25)% lower versus the prior year quarter. Global soybean crush margins were higher, supported by strong margins in EMEA. However, higher canola seed prices due to less supply in Europe drove lower canola crush margins, leading to lower results. During the quarter, there were approximately zero mark-to-market timing impacts versus approximately $100 million of positive impacts from the same period a year ago, totaling approximately $100 million of negative net impacts versus the prior year. The current quarter also included $24 million of insurance proceeds for the partial settlement of the Decatur East and West insurance claims related to incidents in 2023.

The Refined Products & Other (RPO) subsegment operating profit was (63)% lower versus the prior year quarter, primarily driven by lower results in North America, as higher imports of used cooking oil and increased pre-treatment capacity drove significantly lower refining and global biodiesel margins. During the quarter, there were negative mark-to-market timing impacts in RPO of approximately $20 million versus approximately $100 million of positive timing impacts in the prior year, totaling approximately $120 million of negative net impacts year over year.

Equity earnings from the Company’s investment in Wilmar were $62 million during the quarter compared to the prior year quarter of $35 million.

Year-to-date in 2024, the AS&O segment delivered $1,803 million in segment operating profit, lower versus the elevated prior year. Ample supplies out of South America created more balanced supply and demand conditions, leading to a lower margin environment in the segment. Improved segment volumes and lower costs partially offset the impact from lower margins. Equity earnings from the Company’s Wilmar investment were 20% higher versus the comparable prior year period.
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3Q 2024 AS&O Overview

($ in millions, except where noted)	3Q 2024	3Q 2023	% Change
Segment Operating Profit	$480	$848	(43)%
Ag Services	107	226	(53)%
Crushing	187	250	(25)%
Refined Products and Other	124	337	(63)%
Wilmar	62	35	77%

YTD 2024 AS&O Overview

($ in millions, except where noted)	YTD 2024	YTD 2023	% Change
Segment Operating Profit	$1,803	$3,113	(42)%
Ag Services	461	954	(52)%
Crushing	632	901	(30)%
Refined Products and Other	431	1,026	(58)%
Wilmar	279	232	20%

Carbohydrate Solutions Segment Summary
Carbohydrate Solutions segment operating profit was $452 million for the third quarter of 2024, down (3)% compared to the prior year period.

The Starches & Sweeteners subsegment increased 13%, versus the prior year period, primarily driven by strong starches and sweeteners volumes and margins, supported by high utilization rates across the network. The current quarter also included $47 million of insurance proceeds for the partial settlement of the Decatur West insurance claims related to an incident that occurred in 2023.

In the Vantage Corn Processing (VCP) subsegment, operating loss of $(3) million was lower compared to the prior year period, driven by higher inventories and production, leading to a lower margin environment.

Year-to-date in 2024, Carbohydrate Solutions segment operating profit of $1,057 million was (1)% lower than the prior year, as lower margins in the EMEA region and lower domestic ethanol margins were partially offset by improved volumes and lower costs.

3Q 2024 Carbohydrate Solutions Overview

($ in millions, except where noted)	3Q 2024	3Q 2023	% Change
Segment Operating Profit	$452	$468	(3)%
Starches and Sweeteners	455	403	13%
Vantage Corn Processors	(3)	65	(105)%

YTD 2024 Carbohydrate Solutions Overview

($ in millions, except where noted)	YTD 2024	YTD 2023	% Change
Segment Operating Profit	$1,057	$1,066	(1)%
Starches and Sweeteners	1,039	1,017	2%
Vantage Corn Processors	18	49	(63)%

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Nutrition Segment Summary
Nutrition segment operating profit was $105 million for the third quarter of 2024, down (19)% compared to the prior year period.

Human Nutrition subsegment operating profit was $86 million, approximately (27)% lower versus the prior year period. These results include solid performance by recent Flavors M&A, lapping of non-recurring benefits in the prior year period, changes in inventory adjustments and certain other costs, including costs associated with the closure of a joint venture. The current quarter also included $25 million of insurance proceeds for the partial settlement of the Decatur East insurance claims related to an incident that occurred in 2023.

In the Animal Nutrition subsegment, operating profit of $19 million was 58% higher compared to prior year quarter, as cost optimization efforts and lower input costs supported higher margins.

Year-to-date in 2024, Nutrition segment operating profit of $298 million was (32)% lower than the prior year period, primarily driven by negative impacts related to unplanned downtime at Decatur East, lower texturants margins, and higher costs in Human Nutrition.

3Q 2024 Nutrition Overview

($ in millions, except where noted)	3Q 2024	3Q 2023	% Change
Segment Operating Profit	$105	$130	(19)%
Human Nutrition	86	118	(27)%
Animal Nutrition	19	12	58%

YTD 2024 Nutrition Overview

($ in millions, except where noted)	YTD 2024	YTD 2023	% Change
Segment Operating Profit	$298	$437	(32)%
Human Nutrition	265	441	(40)%
Animal Nutrition	33	(4)	NM

Other and Corporate Summary
For the third quarter, Other business operating loss was $17 million, down $63 million versus the prior year period, due to lower Captive insurance results from $112 million in claim settlements. Included in claim settlements were partial settlements of $96 million for the Decatur East and West insurance claims. ADM Investor Services results decreased on lower interest income.

Year-to-date in 2024, Other business operating gain was $200 million, down $29 million versus the prior year period, due to lower Captive insurance results from $112 million in claim settlements. Included in claim settlements were partial settlements of $96 million for the Decatur East and West insurance claims. ADM Investor Services results decreased on lower interest income.

In Corporate for the third quarter, unallocated corporate costs increased versus the prior year on $28 million in higher legal fees and $14 million in higher financing costs, partially offset by lower incentive compensation.

In Corporate for year-to-date 2024, unallocated corporate costs increased versus the prior year on higher global technology investments to support digital transformation efforts, $75 million in increased legal fees, and $33 million in increased financing costs, partially offset by lower incentive compensation. Other Corporate was unfavorable compared to the prior year period due to investment valuation losses partially offset by foreign currency gains.

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Outlook3

The Company affirmed its previously provided EPS guidance for the full year. ADM expects adjusted earnings per share1,2 in the range of $4.50 to $5.00 for the full year 2024 based on trends in ADM’s performance to date, legislative and regulatory policy uncertainties, and ongoing headwinds from slower market demand and internal operational challenges.

Within the reportable segments, for the fourth quarter compared to the prior year period, the Company anticipates lower year-over-year segment operating profit in AS&O, as an improved environment in Ag Services is expected to be more than offset by lower margins in Crushing and Refined Products & Other. In Carbohydrate Solutions, solid demand and margins in North American Starches & Sweeteners and strong fundamentals in ethanol are expected to be offset by moderating wheat milling margins, leading to fourth quarter segment operating profit that is roughly in-line with the prior year period. In Nutrition, the Company anticipates the fourth quarter operating profit will be higher than the prior year period, but lower than the third quarter of 2024, due to softer consumer demand, lower texturants pricing, and ongoing operational challenges, including prolonged downtime at Decatur East.

Wilmar

GAAP earnings include a reduction in the carrying value of the Wilmar equity investment to reflect the Singapore Exchange trading price as of the balance sheet date. The reduction resulted from a determination that declines in the valuation amount for our investment are impaired on an “other than temporary” basis as of the end of the quarter. This has resulted in a non-cash charge against GAAP earnings for the third quarter of 2024 of $461 million. The Company is continuing to evaluate trends in the trading price of our Wilmar equity investment and the potential for future charges that could result.

Restated Financial Statements
As previously disclosed, following ongoing dialogue with the staff of the United States Securities and Exchange Commission, the Company concluded that it would amend the Company’s fiscal year 2023 Form 10-K (the “FY2023 Form 10-K”) and Form 10-Q for the first and second quarters of 2024 (collectively, the “Q1 and Q2 2024 Form 10-Qs”). The Company has now filed the amended FY2023 Form 10-K and the amended Q1 and Q2 2024 Form 10-Qs, which contain the restated financial statements for each of the periods included in those filings, including fiscal years 2021, 2022 and 2023 in the FY2023 Form 10-K and each of the quarterly and year-to-date periods included in the Q1 and Q2 2024 Form 10-Qs (collectively, the “Restatements”). Because the transactions affected by the restatement occurred between the Company’s reporting segments, the restatement had no impact on ADM’s consolidated balance sheet, earnings, or cash flows for the periods presented in the restated filings.

1Non-GAAP financial measures; see pages 7-9 and 14-16 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.
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Conference Call Information

ADM will host a webcast on December 3, 2024 at 8 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new consumer and industrial solutions. And we're a leader in sustainability, scaling across entire value chains to help decarbonize the multiple industries we serve. Around the globe, our innovation and expertise are meeting critical needs while nourishing quality of life and supporting a healthier planet. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, without limitation, those described in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

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Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding other business, corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP. The Company is revising its reconciliation and calculation of total segment operating profit. The revised reconciliation is presented in Note 13. Segment Information of the Company’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which presents a subtotal for total segment operating profit that is equal to the sum of the segment operating profit reported for each of the Ag Services and Oilseeds, Carbohydrate Solutions and Nutrition segments. Amounts for Other business and specified items, which previously were reflected in the calculation of total segment operating profit, are now reflected as reconciling items, similar to Corporate, between total segment operating profit and earnings before income taxes

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable noncontrolling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

Cash flow from operations before working capital is defined as cash flow from operating activities excluding the changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flow from operations before working capital is a useful measure of the Company’s cash generation.  Cash flow from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Media Contact
Brett Lutz
media@adm.com
312-634-8484

Investor Relations
Megan Britt
Megan.Britt@adm.com
872-257-8378

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Total Segment Operating Profit (a non-GAAP financial measure) and Corporate Results
(unaudited)

	Quarter ended			Nine months ended
	September 30			September 30
(In millions)	2024	2023	Change	2024	2023	Change

Earnings before income taxes	$108	$1,031	$(923)	$1,588	$3,560	$(1,972)
Other Business (earnings) loss	17	(46)	63	(200)	(229)	29
Corporate	409	390	19	1,254	1,105	149
Specified items:
(Gain) loss on sales of assets	(1)	2	(3)	(1)	(10)	9
Impairment and restructuring charges	504	69	435	517	190	327
Total Segment Operating Profit	$1,037	$1,446	$(409)	$3,158	$4,616	$(1,458)

Segment Operating Profit:
Ag Services and Oilseeds	$480	$848	$(368)	$1,803	$3,113	$(1,310)
Ag Services	107	226	(119)	461	954	(493)
Crushing	187	250	(63)	632	901	(269)
Refined Products and Other	124	337	(213)	431	1,026	(595)
Wilmar	62	35	27	279	232	47

Carbohydrate Solutions	$452	$468	$(16)	$1,057	$1,066	$(9)
Starches and Sweeteners	455	403	52	1,039	1,017	22
Vantage Corn Processors	(3)	65	(68)	18	49	(31)

Nutrition	$105	$130	$(25)	$298	$437	$(139)
Human Nutrition	86	118	(32)	265	441	(176)
Animal Nutrition	19	12	7	33	(4)	37

Corporate Results	$(409)	$(390)	$(19)	$(1,254)	$(1,105)	$(149)

Interest expense - net	(113)	(98)	(15)	(351)	(326)	(25)
Unallocated corporate costs	(306)	(298)	(8)	(903)	(808)	(95)
Other	10	11	(1)	16	34	(18)
Specified items:
Gain (loss) on debt conversion option	—	—	—	—	6	(6)
Expenses related to acquisitions	—	(3)	3	(4)	(6)	2
Restructuring and contingency charges	—	(2)	2	(12)	(5)	(7)

Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit are useful measures of ADM’s performance because it provides investors information about ADM’s business unit performance excluding other business, corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP.
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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Nine months ended
	September 30		September 30
	2024	2023	2024	2023
	(in millions, except per share amounts)

Revenues	$19,937	$21,695	$64,032	$70,957
Cost of products sold (1)	18,572	19,885	59,612	65,184
Gross profit	1,365	1,810	4,420	5,773
Selling, general, and administrative expenses (2)	905	815	2,763	2,537
Asset impairment, exit, and restructuring costs(3)	507	79	532	146
Equity in (earnings) losses of unconsolidated affiliates	(134)	(83)	(498)	(408)
Interest and investment income	(137)	(152)	(400)	(428)
Interest expense (4)	174	155	527	482
Other (income) expense - net (5)	(58)	(35)	(92)	(116)
Earnings before income taxes	108	1,031	1,588	3,560
Income tax expense (benefit) (6)	90	207	370	636
Net earnings including noncontrolling interests	18	824	1,218	2,924

Less: Net earnings (losses) attributable to noncontrolling interests	—	3	(15)	6
Net earnings attributable to ADM	$18	$821	$1,233	$2,918

Diluted earnings per common share	$0.04	$1.52	$2.48	$5.35

Average diluted shares outstanding	483	540	497	546

(1) Includes a net reversal of charges related to inventory writedowns of $5 million and a contingency loss provision of $62 million related to import duties in the prior YTD.

(2) Includes acquisition-related expenses of $3 million and $6 million in the prior quarter and YTD, respectively, and a contingency loss adjustment of $8 million in the prior quarter and YTD.

(3) Includes charges related to the impairment of the Company's investment in Wilmar, impairment of discontinued animal nutrition trademarks and restructuring costs

(4) Includes (gains) losses related to the mark-to-market adjustment of the conversion option of the exchangeable bond issued in August 2020 of $6 million in the prior YTD.

(5) Includes net (gains) losses related to the sale of certain assets of $(1) million in the current quarter and YTD. Includes net (gains) losses related to the sale of certain assets of $2 million and $(10) million in the prior quarter and YTD, respectively.

(6) Includes the tax expense (benefit) impact of above specified items and tax discrete items totaling $9 million and $23 million in the current quarter and YTD, respectively, and $(17) million and $(38) million in the prior year quarter and YTD, respectively.

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Summary of Financial Condition
(unaudited)

	September 30, 2024	September 30, 2023
	(in millions)
Net Investment In
Cash and cash equivalents	$784	$1,498
Operating working capital	9,297	11,036
Property, plant, and equipment	10,828	10,218
Investments in affiliates	5,142	5,469
Goodwill and other intangibles	6,999	6,392
Other non-current assets	2,604	2,492
	$35,654	$37,105
Financed By
Short-term debt	$1,733	$116
Long-term debt, including current maturities	8,303	8,225
Deferred liabilities	3,351	3,183
Temporary equity	283	316
Shareholders’ equity	21,984	25,265
	$35,654	$37,105

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Summary of Cash Flows
(unaudited)

	Nine months ended
	September 30
	2024	2023
	(in millions)
Operating Activities
Net earnings	$1,218	$2,924
Depreciation and amortization	854	782
Asset impairment charges	517	120
(Gains) losses on sales/revaluation of assets	9	(33)
Other - net	(257)	11
Other changes in operating assets and liabilities	127	(1,913)
Net Cash Provided by Operating Activities	2,468	1,891

Investing Activities
Purchases of property, plant and equipment	(1,071)	(1,055)
Net assets of businesses acquired	(936)	(11)
Proceeds from sale of business/assets	31	21
Investments in affiliates	(44)	(8)
Other investing activities	18	(8)
Net Cash (Used) by Investing Activities	(2,002)	(1,061)

Financing Activities
Long-term debt borrowings	—	500
Long-term debt payments	—	(963)
Net borrowings (payments) under lines of credit	1,627	(379)
Share repurchases	(2,327)	(1,118)
Cash dividends	(744)	(738)
Other	(21)	(102)
Net Cash (Used) by Financing Activities	(1,465)	(2,800)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	6	(22)
Increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(993)	(1,992)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	5,390	7,033
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$4,397	$5,041

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Segment Operating Analysis
(unaudited)

	Quarter ended		Nine months ended
	September 30		September 30
	2024	2023	2024	2023
	(in ‘000s metric tons)
Processed volumes (by commodity)
Oilseeds	8,410	8,648	26,669	26,058
Corn	4,943	4,507	13,833	13,349
Total processed volumes	13,353	13,155	40,502	39,407

	Quarter ended		Nine months ended
	September 30		September 30
	2024	2023	2024	2023
	(in millions)
Revenues
Ag Services and Oilseeds	$15,089	$16,479	$49,642	$54,902
Carbohydrate Solutions	2,908	3,325	8,484	10,243
Nutrition	1,831	1,784	5,575	5,490
Other Business	109	107	331	322
Total revenues	$19,937	$21,695	$64,032	$70,957

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Adjusted Net Earnings and Adjusted EPS
Non-GAAP financial measures
(unaudited)

	Quarter ended September 30				Nine months ended September 30
	2024		2023		2024		2023
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and fully diluted EPS	$18	$0.04	$821	$1.52	$1,233	$2.48	$2,918	$5.35
Adjustments:
Loss (gain) on sales of assets and businesses (a)	(1)	—	2	—	(1)	—	(7)	(0.02)
Impairment, restructuring charges and contingency provisions (b)	500	1.03	54	0.10	523	1.06	152	0.28
Expenses related to acquisitions (c)	—	—	3	0.01	3	0.01	5	0.01
Loss (gain) on debt conversion option (d)	—	—	—	—	—	—	(6)	(0.01)
Certain discrete tax adjustments (e)	13	0.02	—	—	30	0.06	3	0.01
Sub-total adjustments	512	1.05	59	0.11	555	1.13	147	0.27
Adjusted net earnings and adjusted EPS	$530	$1.09	$880	$1.63	$1,788	$3.61	$3,065	$5.62

(a)Current quarter and YTD gain of $1 million and $(1) million pretax ($(1) million and $(1) million after tax), respectively, was related to the sale of certain assets, tax effected using the applicable tax rate. Prior quarter and YTD (gain) loss of $2 million and $(10) million pretax ($2 million and $(7) million after tax), respectively, was related to the sale of certain assets, tax effected using the applicable tax rate.
(b)Current quarter and YTD charges of $504 million and $529 million pretax ($500 million and $523 million after tax), respectively were related to the impairment of the Company's investment in Wilmar, impairment of discontinued animal nutrition trademarks, and restructuring, tax effected using the applicable tax rates. Prior quarter and YTD charges of $79 million and $141 million pretax ($60 million and $111 million after tax), respectively, were related to the impairment of certain assets and restructuring. Also included in the prior quarter and YTD is a contingency loss reversal of $8 million pretax ($6 million after tax) and a contingency provision related to import duties of $62 million pretax ($47 million after tax) in the prior YTD, tax effected using the applicable tax rates.
(c)Current YTD expenses of $4 million ($3 million after tax) were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate. Prior quarter and YTD expenses of $3 million and $6 million ($3 million and $5 million after tax), respectively, were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate.
(d)Prior YTD gain on debt conversion option of $6 million pretax ($6 million after tax).
(e)Tax adjustments due to certain discrete items totaling $13 million and $30 million in the current quarter and YTD, respectively. Tax adjustments due to certain discrete items totaling $3 million in the prior YTD, respectively.

Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described above. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of specified items as more fully described above. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

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Adjusted Return on Invested Capital
A non-GAAP financial measure
(unaudited)

ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Sep. 30, 2024

Net earnings attributable to ADM	$565	$729	$486	$18	$1,798
Adjustments:
Interest expense	109	115	135	124	483
Tax on interest	(26)	(27)	(32)	(30)	(115)
Total ROIC Earnings	$648	$817	$589	$112	$2,166

Total ROIC Earnings	$648	$817	$589	$112	$2,166
Other Adjustments	155	21	22	512	710
Total Adjusted ROIC Earnings	$803	$838	$611	$624	$2,876

Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Quarter Average

Equity (1)	$24,132	$23,219	$22,148	$21,974	$22,868
+ Interest-bearing liabilities (2)	8,370	9,995	10,576	10,051	9,748
Total Invested Capital	$32,502	$33,214	$32,724	$32,025	$32,616

Total Invested Capital	$32,502	$33,214	$32,724	$32,025	$32,616
Other Adjustments	155	21	22	512	178
Total Adjusted Invested Capital	$32,657	$33,235	$32,746	$32,537	$32,794

Return on Invested Capital					6.6%
Adjusted Return on Invested Capital					8.8%

(1) Excludes noncontrolling interests
(2) Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt

ROIC is ROIC earnings divided by invested capital. ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings. Invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities.

Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings, and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after-tax effect of specified items. Adjusted ROIC on a trailing four quarter average basis is equal to the average trailing four quarters of adjusted ROIC earnings divided by the average trailing four quarters of adjusted invested capital. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

                                                            15

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

The tables below provide a reconciliation of net earnings to adjusted EBITDA for the trailing four quarters ended September 30, 2024.

					Four Quarters
	Quarter Ended				Ended
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Sep. 30, 2024
			(in millions)
Net earnings	$565	$729	$486	$18	$1,798
Net earnings (losses) attributable to noncontrolling interests	(23)	(10)	(5)	—	(38)
Income tax expense	192	166	115	90	563
Interest expense	109	115	135	124	483
Depreciation and amortization	277	280	286	288	1,131
EBITDA	1,120	1,280	1,017	520	3,937
(Gain) loss on sales of assets and businesses	(7)	—	—	(1)	(8)
Impairment and restructuring charges and contingency provisions	172	18	7	504	701
Railroad maintenance expense	39	—	4	28	71
Expenses related to acquisitions	1	—	4	—	5
Adjusted EBITDA	$1,325	$1,298	$1,032	$1,051	$4,706

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and adjusted EBITDA are non-GAAP financial measure and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.
                                                            16